Exhibit 10.1

AMENDMENT #3
TO
DEED OF LEASE

THIS AMENDMENT #3 TO LEASE AGREEMENT (the "Amendment #3") is made as of the 22nd day of June 2010, by and between ePLUS INC. ("Tenant"), and Norton Building 1 LLC ("Landlord").

WHEREAS, the Landlord is the owner of certain property, located in Fairfax County, Virginia, with a street address of 13595 Dulles Technology Drive, Herndon, Virginia (the "Property"), improved by a two-story office building located thereon (the "Building"); and,

WHEREAS, the Tenant and Landlord are parties to that certain LEASE AGREEMENT dated as of December 23, 2004 (the “Base Lease”); AMENDMENT #1 dated as of July 1, 2007 (“Amendment #1”) and AMENDMENT #2 dated as of June 18, 2009 (“Amendment #2”); (collectively the “Lease”) and,

WHEREAS, the Tenant and Landlord desire to modify the Lease to provide for the assumption by Tenant of direct operational and financial responsibility for the provision of Janitorial Services and Day Porter Services for the Building effective July 1, 2010 which expenses have previously been within the definition of Base Year Expenses under Section 4.1 of the Base Lease, upon the terms and conditions more particularly set forth herein.

NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below:

1.	The capitalized terms contained in this Amendment #3 and not herein defined shall have the same meanings as ascribed to them in the Lease.

2.
Section 1.1(b) is modified to provide that Base Rent for calendar year 2010 shall be reduced to $20.84 per square foot (an annualized rate of $21.50 per square foot from January 1, 2010 through June 30, 2010 and an annualized rate of $20.17 from July 1, 2010 through December 31, 2010), subject to adjustment for Base Year Expenses as provided in Section 6 below and subject to annual increases as set forth in Section 3.22 of the Base Lease.

3.
Effective July 1, 2010, Tenant shall assume direct operational and financial responsibility for the provision of Janitorial Services and Day Porter Services for the Building. Such services shall be provided on a commercially reasonable basis and subject to the review and approval of Landlord. From and after July 1, 2010 such expenses shall no longer be included within the definition of Base Year Expenses under Section 4.1 of the Base Lease.

4.
Section 3.1 of the Base Lease is modified to provide that the Base Rent as of January 1, 2010 shall be $97,021.65 per month ($100,118.33 per month for the period from January 1, 2010 through June 30, 2010 and $93,924.97 per month for the period from July 1, 2010 through December 31, 2010) subject to adjustment for Base Year Expenses as provided in Section 5 hereof.

5.
Tenant shall remain responsible for 100% of increases over Base Year Expenses in Utilities, operating charges, insurance and real estate taxes for all periods on or after January 1, 2010. For purposes of Sections 2 and 4 above modified Base Year Expenses shall be $8.84 per square foot for purposes of computing the pass through of the increase in Base Year Expenses for 2010 and $8.17 per square foot for purposes of computing the pass through of the increase in Base Year Expenses for calendar year 2011 and thereafter.

6.	Section 14.1(e) of the Base Lease is added to provide:
“(e)  If tenant shall fail to continuously provide for janitorial services from and after July 1, 2010.”

7.	Except as modified as provided in this Amendment all terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment #3 under seal on the day and year first above written.

TENANT:
EPLUS

By:	/s/STEVEN MENCARINI
Name:	Steven Mencarini
Title:	Senior Vice President

LANDLORD:
NORTON BUILDING 1, LLC

By:	/s/ MICHAEL W. SCOTT
Name:	Michael W. Scott
Title:	Manager